Exhibit 8


                       HUNTON & WILLIAMS
                  Riverfront Plaza, East Tower
                      951 East Byrd Street
                 Richmond, Virginia  233219-4074
                    Telephone (804) 788-8200
                    Facsimile (804) 788-8218


                         April 23, 1997



BellSouth Corporation
1155 Peachtree Street, N.E.
Atlanta, Georgia  30309-3610

Wireless Cable of Atlanta Inc.
3100 Medlock Bridge Road, Suite 340
Norcross, Georgia  30071

         Merger of BellSouth WCA Merger Subsidiary, Inc.
              With Wireless Cable of Atlanta, Inc.
               Certain Federal Income Tax Matters

Gentlemen:

          We have acted as counsel to BellSouth Corporation, a Georgia corporation ("BellSouth"), in connection with the proposed merger (the "Merger") of BellSouth WCA Merger Subsidiary, Inc., a Georgia corporation and wholly-owned subsidiary of BellSouth formed for purposes of effecting the Merger ("Merger Sub"), into Wireless Cable of Atlanta, Inc., a Georgia corporation ("WCA"). In the Merger, each outstanding share of WCA common stock (except treasury shares and any shares with respect to which appraisal rights are exercised) is to be converted into 0.49 of a share of BellSouth common stock. The exchange ratio of 0.49 of a share of BellSouth common stock for each share of WCA common stock will be adjusted if the market price of the BellSouth common stock shortly before the Merger is above $42.625 per share or below $32.625 per share.

          WCA currently has two classes of outstanding stock, Series A Convertible Preferred Stock (the "WCA Preferred Stock") and WCA common stock. All of the outstanding WCA Preferred Stock will be converted into WCA common stock immediately before the Merger. In addition, all outstanding WCA stock options will be exercised or cancelled before the Merger. Any WCA shareholder who becomes entitled to a fractional share of BellSouth common stock as a result of the Merger will receive cash from BellSouth in lieu of the fractional share. Any WCA shareholder who exercises and perfects appraisal rights will be entitled to receive cash from WCA for the fair value of the shareholder's shares of WCA common stock; a condition to consummation of the Merger is that appraisal rights not be exercised with respect to more than 10 percent of the outstanding shares of WCA common stock. Each outstanding share of Merger Sub stock will be converted into one share of WCA common stock in the Merger, thereby making WCA a wholly-owned subsidiary of BellSouth.

          You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement and Plan of Reorganization dated as of February 11, 1997, among WCA, Merger Sub, and BellSouth; the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (the "S-4"); and such other documents as we have considered necessary. In addition, we have assumed the following:

          1. The fair market value of the BellSouth common stock (including any fractional share interest) received by a WCA shareholder in exchange for WCA common stock will be approximately equal to the fair market value of the WCA common stock surrendered in the exchange.

          2. None of the compensation received by any shareholder-employee of WCA will be separate consideration for, or allocable to, any shares of WCA common stock; none of the shares of BellSouth common stock received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          3. The payment of cash in lieu of fractional shares of BellSouth common stock is solely for the purpose of avoiding the expense and inconvenience to BellSouth of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to WCA shareholders in lieu of fractional shares of BellSouth common stock will not exceed one percent of the total consideration that will be issued in the Merger to the WCA shareholders in exchange for their WCA common stock.

          4. No share of WCA common stock has been or will be redeemed in anticipation of the Merger, and WCA has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

          5. BellSouth has no plan or intention to reacquire any of its stock issued in the Merger or to make any extraordinary distribution with respect to such stock.

          6. There is no plan or intention by WCA shareholders to sell, exchange, or otherwise dispose of a number of shares of BellSouth common stock received in the Merger that would reduce the WCA shareholders' ownership of BellSouth common stock to a number of shares having a fair market value, as of the effective date of the Merger, of less than 50 percent of the fair market value of all the formerly outstanding WCA common stock as of the same date. For this purpose, shares of WCA common stock exchanged for cash in lieu of fractional shares of BellSouth common stock and any shares for which appraisal rights are exercised are treated as outstanding WCA common stock on the effective date of the Merger. Moreover, shares of WCA common stock and shares of BellSouth common stock held by WCA shareholders and otherwise sold, redeemed, or disposed of before or after the Merger are considered in making the above determination.

          7. Following the Merger, WCA will hold (i) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by WCA immediately before the Merger, and (ii) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Sub immediately before the Merger. For this purpose, amounts paid by WCA for its expenses related to the Merger, any amounts paid to dissenting shareholders, and any redemptions and distributions (except for regular, normal dividends) made by WCA in connection with the Merger will be included as assets of WCA held immediately before the Merger, but any assets transferred to Merger Sub by BellSouth in connection with the Merger are not taken into account.

          8. On the effective date of the Merger, the fair market value of WCA's assets will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

          9. Following the Merger, WCA will continue its historic business or use a significant portion of its historic business assets in a business.

          10. The liabilities of Merger Sub, if any, that will be assumed by WCA and the liabilities, if any, to which the transferred assets of Merger Sub are subject were, or will have been, incurred by Merger Sub in the ordinary course of business.

          11. BellSouth owns, and immediately before the Merger will own, all the outstanding stock of Merger Sub; Merger Sub holds, and will hold, only those assets necessary for it to effect the Merger.

          12. There is no intercorporate indebtedness existing between BellSouth or Merger Sub and WCA that was issued or acquired or will be settled at a discount, and immediately after the Merger, neither BellSouth nor any subsidiary of BellSouth will hold any indebtedness of WCA or any subsidiary of WCA that was acquired at a discount.

          13. Following the Merger, WCA will not issue additional shares of its stock that would result in BellSouth's owning less than 80 percent of the total combined voting power of all classes of WCA's voting stock or less than 80 percent of each class of WCA's nonvoting stock.

          14.  BellSouth has no plan or intention to liquidate
WCA, to merge WCA into another corporation, to sell or otherwise dispose of any stock of WCA, or (except for dispositions made in the ordinary course of business) to cause WCA to sell or otherwise dispose of any of its assets.

          15. WCA has no plan or intention to sell or otherwise dispose of any assets, except for dispositions made in the ordinary course of business.

          16. BellSouth, Merger Sub, WCA, and the shareholders of WCA will pay their respective expenses, if any, incurred in connection with the Merger, except that each of BellSouth and WCA will pay one half of certain filing fees.

          17. For each of BellSouth, Merger Sub, and WCA, not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer.

          18. At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of WCA's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) WCA is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which WCA is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by WCA, in the case of a first-tier subsidiary of WCA, or by a controlled corporation, in the case of a lower-tier subsidiary.

          19. Any shares of BellSouth common stock received in exchange for shares of WCA common stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and (b) are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture.

          20. No outstanding WCA common stock acquired in connection with the performance of services was or will have been acquired within six months before the effective date of the Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an option granted more than six months before the effective date of the Merger.

          21. Neither BellSouth nor any subsidiary of BellSouth owns any shares of WCA stock, and neither has acquired or will acquire any shares of WCA stock in anticipation of the Merger.

          On the basis of the foregoing, and assuming that (a) with respect to shareholders that are nonresident aliens or foreign entities, WCA will comply with all applicable statement and notification requirements of Treasury Regulation Section 1.897-2(g) & (h), and (b) the Merger will be consummated in accordance with the Agreement and Plan of Reorganization, we are of the opinion that (under existing law) for federal income tax purposes:

          1. The Merger will be a "reorganization" within the meaning of section 368(a)(1)(A) by reason of section 368(a)(2)(E) of the Code, and BellSouth, Merger Sub, and WCA each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

          2. Neither BellSouth nor Merger Sub will recognize gain or loss on the issuance of BellSouth common stock, the acquisition of WCA common stock, or the transfer of Merger Sub's assets to WCA in the Merger

          3. WCA will not recognize gain or loss (a) on the acquisition of the assets of Merger Sub in the Merger or (b) on the constructive distribution, if any, of BellSouth common stock to WCA shareholders.

          4. A WCA shareholder will not recognize gain or loss on the exchange of shares of WCA common stock for shares of BellSouth common stock (including any fractional share interest) in the Merger. This paragraph, as well as the following para-graphs 5-7, does not apply to the deemed exercise of WCA stock options and consequential receipt of shares of WCA common stock.

          5. The aggregate basis of shares of BellSouth common stock (including any fractional share interest) received by a WCA shareholder in the Merger will be the same as the aggregate basis of the shares of WCA common stock exchanged therefor.

          6. The holding period for the shares of BellSouth common stock (including any fractional share interest) received by a WCA shareholder in the Merger will include the holding period for the shares of WCA common stock exchanged therefor, if such shares of WCA common stock are held as a capital asset on the effective date of the Merger.

          7. Cash received by a WCA shareholder in lieu of a fractional share of BellSouth common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code.

          We are also of the opinion that the federal income tax consequences of the Merger are fairly summarized in the S-4 under the headings "Summary -- Important Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                              Very truly yours,



                              HUNTON & WILLIAMS